ARTHUR ANDERSEN [LOGO]

Securities and Exchange Commission
Washington, DC 20549

Re:  Annual Report on Form 10-K of Pegasystems Inc.
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Dear Sirs/Madams:

Pursuant to Rule 12b-25(c) of the Securities Exchange Act of 1934, the undersigned hereby provides the Securities and Exchange Commission with a statement that we are not able to supply on or before March 31, 1998, the audit report required to be included in the Annual Report on Form 10-K of Pegasystems Inc. (the "Company") for the period ended December 31, 1997.

The undersigned, the independent auditors of the Company, are in the process of completing an audit of the December 31, 1997 financial statements of the Company and expect to complete our audit and provide our report to be included in the Company's 1997 Annual Report on Form 10-K on or before April 15, 1998.


Boston, Massachusetts                                Arthur Andersen LLP
March 31, 1998